FORM 3  U.S. Securities and Exchange Commission           OMB Approval
                Washington, D.C.  20549           OMB Number        3235-0104
                                                  Expires:  December 31, 2000
                                                  Estimated ave.burden
                                                  hours per response......0.5


                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF
                SECURITIES Filed pursuant to Section 16(a) of the
                        Securities Exchange Act of 1934,
             Section17(a) of the Public Utility Holding Company Act
                   of 1935 or Section 30(f) of the Investment
                               Company Act of 1940
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1.  Name and Address      2.  Date of Event Requiring    3. IRS or Soc.Sec.No.
    of Reporting Person       Statement (Month/Day/Yr)      of Reporting Person
                                                            (Voluntary)
Gower,  Bob       G.           02/28/01
-------------------------   ---------------------------     --------------------
(Last)  (First)  (Middle)

402 Timberwilde Lane
------------------------                    4. Issuer Name and Ticker or Trading
        (Street)                               Symbol

Houston, Texas  77024                           Probex Corp. (PRB)
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  (City) (State)    (ZIP)

5.   Relationship of Reporting Person       6. If Amendment, Date of Original
     to Issuer (Check all applicable)
        X   Director        10% Owner          ---------------------------------
     -------         -------                      (Month/Day/Year)
            Officer         Other
     -------         -------
   (give title below)(specify below)        7. Individual or Joint/Group Filing
                                               (Check Applicable Line)
                                                X
     --------------------------------          ---  Form filed by one Reporting
                                                    Person

                                               ---  Form filed by more than one
                                                    Reporting Person*



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             Table I - Non-Derivative Securities Beneficially Owned
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1.   Title of Security              2.    Amount of          3.     Ownership Form:   4.   Nature of Indirect
     (Instr. 4)                           Securities                Direct (D) or          Beneficial
                                          Beneficially              Indirect (I)           Ownership
                                          Owned (Instr. 4)          (Instr. 5)             (Instr. 5)

No Securities owned.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
         (Print or Type Responses)

* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v)


FORM 3 (continued)
Page 2
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               Table II - Derivative Securities Beneficially Owned
          (e.g. puts, calls, warrants, options, convertible securities)
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1.   Title of                       2.  Date Exercisable and           3.  Title and Amount of Securities
     Derivative                         Expiration Date                    Underlying Derivative Security
     Security                           (Month/Day/Year)                   (Instr. 4)
                                    ------------------------------------------------------------------------
                                    Date             Expiration                         Amount or Number
                                    Exercisable      Date              Title            of Shares

Stock Options                         02/28/01        02/28/11          Common Stock      35,000 (1)
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4.  Conversion or Exercise          5.  Ownership Form of                  6.  Nature of Indirect Beneficial
    Price of Derivative                 Derivative Security:                   Ownership
    Security                            Direct (D) or Indirect (I)             (Instr. 5)
     (Instr. 4)                         (Instr. 5)

$1.47                                          D
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Explanation of Responses:

(1) Represents an option to purchase 10,000 shares of the Registrant's common stock granted upon election to the board of directors and an option to purchase 25,000 shares of the Registrant's common stock as compensation for services to be rendered as a director during the 2001 calendar year.




                                                      /s/ Bob G. Gower                      3/5/01
                                                     -------------------------------      ----------
                                                     **Signature of Reporting Person         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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